COMMUNICATION INTELLIGENCE CORPORATION

        FOR IMMEDIATE RELEASE

CIC Closes Financing and Recapitalization
to Accelerate Growth

Cash Infusion and Conversion of Debt

Significantly Enhances CIC’s Financial Strength

Redwood Shores, CA, August 9, 2010 – Communication Intelligence Corporation (“CIC” or the “Company”) (OTC BB: CICI), the leading supplier of electronic signature solutions for business process automation in the financial industry and the recognized leader in biometric signature verification, announced today that it has closed transactions with Phoenix Venture Fund LLC (“Phoenix”), as lead investor, and others to provide additional working capital to the Company while also eliminating all existing indebtedness for borrowed money.

The recapitalization and financing, totaling $8 million, involved the conversion of approximately $6.6 million of secured debt into preferred stock and approximately $1.4 million in gross proceeds from the issuance of preferred stock.

Phoenix and its CEO, Philip Sassower, have been the primary source of financial backing for CIC.  Mr. Sassower has rejoined the Company as its Chairman and CEO thus allowing Guido DiGregorio to focus on operations and growing the business as President and COO.

“After a chaotic 2008 and 2009, financial institutions are on a more solid footing and are beginning to increase their IT budgets,” stated Mr. Sassower.  “There are also indications that banks and insurance companies are demonstrating a greater willingness to invest in more efficient and cost-effective solutions, such as CIC’s market leading electronic signature products. The recapitalization and financing will strengthen CIC’s balance sheet and its position in a market that we believe is accelerating. Phoenix looks forward to working with CIC and its seasoned management team, at this exciting inflection point for the Company.”

“The Phoenix investments reflect confidence in CIC and acknowledge the progress achieved and opportunity available to CIC and its investors in the electronic signature market,” stated Mr. DiGregorio.  “I welcome Phil’s renewed active involvement in the business and I look forward to working with Phoenix in the pursuit of achieving sustainable and profitable revenue growth.  Our objective continues to focus on building customer loyalty by delivering exceptional value and I welcome the opportunity to focus my energy full time on that objective and on, once again, obtaining the shareholder value we seek.”

About CIC
Communication Intelligence Corporation’s (CIC) products enable companies to achieve truly paperless work flow in their eBusiness processes by providing multiple signature technologies across virtually all applications in SaaS (Software as a Service) and fully deployed on-premise delivery models.  CIC based solutions afford Straight through Processing (STP) which delivers increased revenue generation by enhancing the customer experience and significant expense reduction through paperless and virtually error free electronic transactions.  Industry leaders such as AGLA, Allstate, American Family, Charles Schwab, JP Morgan Chase, Nationwide (UK), Prudential, Snap-on Credit, Travelers, Wachovia, Wells Fargo and WFG (World Financial Group) chose CIC’s products to meet their needs. CIC has deployments with over 400 channel partners and enterprises worldwide representing millions of end users, with over 500 million electronic signatures captured, eliminating the need for over a billion paper documents.  CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China.  Fore more information, please visit our website at http://www.cic.com

Forward Looking Statement
Certain statements contained in this press release, including without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, constitute “forward looking” statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual events to differ materially from expectations.  Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products containing the Company’s technology; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company’s business; (3) the Company’s inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

CIC, its logo and the Power to Sign Online are registered trademarks.  All other trademarks and registered trademarks are the property of their respective holders.

Contact Information

CIC
Investor Relations & Media Inquiries:
Chantal Eshghipour
650-802-7740
investorrelations@cic.com
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